February 3, 2014

Ms. Kelly M. Malson
World Acceptance Corporation
Post Office Box 6429
Greenville, SC  29606

Re: Confidential Severance Agreement and Release of All Claims

Dear Kelly:

As we have discussed, your retirement as Senior Vice President and Chief Financial Officer of World Acceptance Corporation will be effective on February 3, 2014 (“Termination Date”). You will be paid your current salary through the Termination Date, less FICA, state, and federal income tax withholding, and other deductions which are currently being made. You will be paid for unused vacation. Benefits end as of the end of the month of the Termination Date, except as provided by COBRA.

1.	Consideration: In return for your agreement to the release provisions of this letter, World Acceptance will:

a.	All stock options that have vested prior to the Termination Date will be exercisable for one (1) year from the Termination Date; and

b.
Pay you a lump sum, pro-rated bonus for the Fiscal Year ending March 31, 2014, less FICA, state, and federal income tax withholding, provided the Company meets the corporate goals established by the Company’s Board of Directors for any bonus payments. The prorated bonus, if any, depending on meeting the corporate goals, will be paid on or before May 31, 2014; and

c.	Allow you to purchase your Company-furnished automobile at World Acceptance’s calculated value; and

d.
Allow you to keep your Company-furnish cellular telephone and to transfer the number to you, provided you pay the continuing costs of maintaining cell telephone service, following your Termination Date

2.
Excess Benefits: This Agreement provides benefits in excess of benefits to which you would be entitled under any other WORLD ACCEPTANCE policies or severance plans, and these benefits are provided in lieu of any other payments not in addition to them. The benefits set forth in this Agreement are all the benefits you will receive as a result of your employment with and separation from WORLD ACCEPTANCE.

3.	No Representations on Taxes: You agree and acknowledge that WORLD ACCEPTANCE has made no representations or warranties to you regarding the tax consequences of any funds received pursuant to this release. You agree to pay any federal, state, or local taxes for which you may be personally liable as a result of this settlement.

4.
Payment Schedule: No payments will be made hereunder until the expiration of the seven (7)-day Revocation Period described in paragraph twenty-six (26), provided that you have not exercised your right of revocation, as provided in paragraph twenty-six (26).

5.
Release of All Claims: In return for the foregoing severance pay and except as stated in this paragraph 5, you do hereby release and forever discharge World Acceptance Corporation, its predecessors, successors, partners, joint ventures, affiliates, related corporations or companies, assigns, board members, officers, employees, agents, servants, insurers, and attorneys (herein “WORLD ACCEPTANCE” or “COMPANY”), from all manner of actions, causes of action, suits, debts, accounts, judgments, claims and demands whatsoever, legal, equitable, or administrative, including all claims for attorneys' fees, and including, but not limited to, any claim you have made or might have made under any state or federal law or regulation related to or arising either directly or indirectly from your relationship with WORLD ACCEPTANCE as an employee as of the date of this release based on any act or omission of the Company as of the execution of this agreement. Without limiting the broadness of the foregoing language, you agree to release WORLD ACCEPTANCE from claims under:

•	local, state, or federal common law, statute, regulation, ordinance, or treaty;

•	Title VII of the Civil Rights Act of 1964;

•	Section 1981 of the Civil Rights Act of 1866;

•	the Age Discrimination in Employment Act of 1967;

•	the Americans with Disabilities Act of 1990;

•	the Employee Retirement Income Security Act of 1974;

•	the Health Insurance Portability and Accountability Act;

•	the Occupational and Safety Health Act;

•	the Fair Labor Standards Act;

•	the Equal Pay Act;
•    the Uniformed Services Employment and Re-employment Act of 1994;

•	Executive Orders 11246 and 11141;

•	the Worker Adjustment and Retraining Notification Act;

•	the Rehabilitation Act of 1973;
•     the Family and Medical Leave Act;

•	the South Carolina Constitution;
•     the South Carolina Human Affairs Law Act;
•     the South Carolina Payment of Wages Act;
•     the South Carolina Bill of Rights for Handicapped Persons;
•     the South Carolina Workers’ Compensation Law, including Section 41-6-80 and
•     the Sarbanes-Oxley Corporate Reform Act of 2002, 15 U.S.C. 7201, et seq.

Without waiving any prospective or retrospective rights under the Family and Medical Leave Act ("FMLA"), you admit that you have received from WORLD ACCEPTANCE all rights and benefits, if any, potentially due to you pursuant to the FMLA.

You do not release any claim for contribution or indemnification that may arise from or relate to any claim against You related to any act or omission by You as an employee of the Company. You do not release any claim based on any rights you have as a shareholder of the Company.

Further, WORLD ACCEPTANCE hereby releases and forever discharges You from any and all matters, claims, charges, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen between the parties, up to the execution date of this Agreement by all parties (“Released Claim”). Should you receive notice of any Released Claim being asserted or attempted against You by WORLD ACCEPTANCE, then You shall provide written notice to the then CEO/Chairman of the Board and shall allow WORLD thirty (30) days from the date of such notice to cure any potential breach of this release provision.

6.
Covenant Not To Sue: You specifically agree not to attempt to institute any proceedings or pursue any action pursuant to any laws (state, local, or federal) with any agency or in any jurisdiction (state, local, or federal) based on your employment with or termination from WORLD ACCEPTANCE, except as required or protected by law or as excepted from the releases in paragraph 5 above. You covenant that you shall not, in any way, encourage or assist any person or entity (including, but not limited to, any past, present or future employee(s) of WORLD ACCEPTANCE) to take or participate in any such legal or administrative action against WORLD ACCEPTANCE, except as otherwise required or protected by law or as excepted from the releases in paragraph 5 above. Nothing in the Agreement shall be interpreted or applied in a manner that affects or limits your otherwise lawful ability to bring an administrative charge with the Equal Employment Opportunity Commission or other appropriate state or local comparable administrative agency; however, the parties agree that Your releases set forth in paragraph 5 mean that you are not, and will not, be entitled to any monetary or other comparable relief on your own behalf. Nothing in this Agreement shall be interpreted or applied in a manner that affects or limits your ability to challenge (with a lawsuit or administrative charge) the validity of your release of WORLD ACCEPTANCE in this Agreement.

7.
Remedies For Your Breach: You agree that should you breach any part of this Agreement, you will forfeit and repay WORLD ACCEPTANCE for any payment made, or other consideration offered, pursuant to paragraph 1, and WORLD ACCEPTANCE’S obligation to make such payments or provide such consideration will be forever extinguished. In the event a challenge is made to the enforceability of some or all of the language in this Release, and a suit, demand, or claim is brought by you against any party released, the released party will be entitled to a set-off in the full amount of payments made upon this Release in any action brought.

8.
Ongoing Indemnification and Insurance Coverage: Following the Termination Date, WORLD ACCEPTANCE shall provide You with directors’ and officers’ insurance coverage to the same extent as provided to other senior executives and directors of the Company. WORLD ACCEPTANCE shall also indemnify and hold You harmless and advance litigation expenses to You for acts and omissions in Your capacity as an officer or employee of the Company commensurate with the terms of such directors’ and officers’ insurance as may be in effect from time to time for other senior executives and directors of the Company. All such rights extended to You in Your capacity as an officer or employee shall continue following the Termination Date and shall inure to the benefit of Your heirs, executors and administrators.

9.
Nonadmission: You agree and acknowledge that WORLD ACCEPTANCE does not admit, but expressly denies, any violation of any statute, regulation, or common law doctrine concerning your relationship with WORLD ACCEPTANCE and that this Release is not an admission or indication of any violation.

10.
Nondisclosure of Settlement Terms: You agree that you will not disclose the terms of paragraph 1.a. and 1.b. of this Agreement to anyone, except those who need to know of its terms for the purpose of administering the Agreement, or unless you are compelled to do so by a court of competent jurisdiction.

11.	Continuing Cooperation: You agree to provide continuing cooperation to WORLD ACCEPTANCE in the defense of any asserted or unasserted claims, charges, or lawsuits pending against WORLD ACCEPTANCE.

Such cooperation shall include, but not be limited to, providing WORLD ACCEPTANCE with information, affidavits, deposition testimony, or testimony as a witness in any forum.

12.
Restrictive Covenants: You agree to respect the confidentiality of WORLD ACCEPTANCE, its trademarks, trade secrets, and Confidential Information, and not to use or disclose them to anyone. You agree not to solicit World Acceptance’s Customers and/or Employees. The following definitions apply:

a.
"Business of the Company" means offering short-term small loans, medium-term larger loans, related credit insurance products, ancillary products and services to individuals who have limited access to other sources of credit and offering income tax preparation services to World Acceptance’s customers and others.

b.
“Competing Business” means any individual (including you), corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other entity, regardless of form, that is directly engaged, in whole or in relevant part, in any business or enterprise which is the same as, or substantially the same as, the Business of the Company.

c.
"Confidential Information" means information and the compilation of information created or gathered by the Company and related to the operation of the Company that derives economic value, actual or potential, from not being generally known to or readily available or ascertainable by other persons, companies, and competitors who can obtain economic value from its disclosure or use and which the Company endeavors to protect from disclosure or use. Assuming the foregoing criteria are met, Confidential Information includes, but is not limited to, information about the Company’s operations, products and services, research and development of the Company’s products or services, including all Company processes, the names and other listings of current or prospective Customers and Vendors (including contact information), proposals made to current or prospective Customers and Vendors or other information contained in offers or proposals to such Customers, the terms of any arrangements or agreements with Customers and Vendors, including the amounts paid for such services or how pricing was developed by the Company, the implementation of Customer-specific projects, the identity of Vendors and Vendor pricing information, the composition or description of future services that are or may be provided by the Company, the Company’s financial, marketing, and sales information, and technical expertise and know-how developed by the Company, including the unique manner in which the Company conducts its business. Confidential Information shall also include any information disclosed to the Company by a third party (including, but not limited to, current or prospective Customers) that the Company is obliged to treat as confidential.

Confidential Information excludes any information or compilation of information that is defined as a Trade Secret and is separately protectable under the South Carolina Trade Secrets Act, S.C. Code §39-8-10, et seq., which restricts the disclosure and use of all information that qualifies as a Trade Secret under the Act.

Confidential Information also excludes information which:

(1)	Is already known to the disclosed-to party prior to such disclosure, and is not obtained or derived, directly or indirectly, from the disclosing party;

(2)	Is or becomes known or generally available in the public domain, other than through the Employee's act or default; or

(3)	Is obtained from a third party lawfully in possession of the information, which is not subject to any non-disclosure or non-use obligations owed to the disclosing party or any third party.

d.
"Customers" means those individuals, companies, or government entities for whom the Company has provided, or does provide, products or services in connection with the Business of the Company or whom the Company has solicited in connection with the Business of the Company.

e.	“Material Business Contact” means contact that is intended to establish a new, or strengthen an existing, business relationship for the Company.

f.	“Vendor” means any individual, company, or government entity that supplies materials or services to the Company in furtherance of the Business of the Company.

13.	Current Outside Director Positions: Current outside director positions held by You do not constitute a breach of this Agreement.

14.
Non-Solicitation of Customers: You agree that while employed by the Company, and for one (1) year following the termination of your employment, you will not, either on behalf of yourself or for any Competing Business, directly or indirectly solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate any Customer with whom you have had Material Business Contact in the five (5)-year period preceding the termination of your employment for the purposes of providing products or services that are the same as or substantially similar to the Business of the Company.

15.
Non-Solicitation of Employees: You agree that while employed by the Company and for two (2) years following the termination of your employment, you will not directly or indirectly solicit, recruit, or encourage current employees of the Company or any person who was an employee of the Company at any time when you were employed by the Company to provide to a Competing Business the same or substantially similar services they provided to the Company, where doing so would violate that person’s contractual obligations to the Company.

16.
Non-Disclosure and Non-Use of Confidential Information and Trade Secrets: For a period of seven (7) years from the Termination Date, you will not disclose, use, reproduce, distribute, or otherwise disseminate the Company’s Confidential Information or take any action causing, or fail to take any action necessary, in order to prevent any such information to lose its character or cease to qualify as Confidential Information. You agree never to disclose, use, reproduce, distribute, or otherwise disseminate the Company’s trade secrets, as that term is defined under the South Carolina Trade Secrets Act, S.C. Code §39-8-10, et seq., or take any action causing or fail to take any action necessary in order to prevent any such information to lose its character or cease to qualify as a trade secret. You agree to report immediately to the Company any attempts by any other employees or third parties to improperly obtain Confidential Information. You agree to immediately notify the Company of any subpoenas or other legal process that requests Confidential Information or Trade Secrets, provide the Company with a copy of the legal documents, and consult with the Company’s legal department regarding the appropriate response. As set forth in paragraph 1(a), you agree to immediately return to the Company all property belonging to the Company, such as keys, credit cards, telephones, computers, and pagers, as well as all originals, copies, or other physical embodiments of the Company’s Confidential and Trade Secret Information (regardless of whether it is in paper, electronic, or other form), including any such information in any programs, business forms, manuals, correspondence, files, databases, or on computer disks or any other storage medium.

17.
Order to Disclose: In the event that you are required by law or court order to reveal any Confidential Information or Trade Secrets, you agree to give prompt notice thereof to the Company and shall use your best efforts to disclose: (a) only such Confidential Information or Trade Secrets pursuant to a protective order which provides measures to maintain the confidential nature of the Confidential Information or Trade Secrets; (b) only that portion of the Confidential Information or Trade Secrets as is necessary to meet the requirements of such law or court order; and (c) such Confidential Information or Trade Secrets to only those persons, as required by such law or court order.

18.
Mutual Non-Disparagement: Unless compelled to do so by a court of competent jurisdiction and, after giving notice to the Company by communicating with Marilyn M. Messer, Senior Vice President of Human, or her successor, you agrees that you will not, in any way, disparage the Company, any of its subsidiaries, or related companies, or any of its officers, directors, or employees. WORLD ACCEPTANCE agrees that its officers and directors will not make any statements that disparage You.

19.
Assignment and Successorship: This Agreement, and the rights and obligations of the Company hereunder, may be assigned by the Company and shall inure to the benefit of and shall be enforceable by any such assignee, as well as any of the Company’s successors in interest or nominees. This Agreement, and the rights and obligations you have hereunder, may not be assigned by you.

20.
Severability and Reformation: You and the Company agree that if any particular terms, paragraphs, subparagraphs, or portions of this Agreement are determined by an appropriate court to be invalid or unenforceable as written, they shall be modified, as necessary, and as permitted under the law to be made valid or enforceable, and such modification shall not affect the remaining provisions of this Agreement, or if they cannot be modified to be made valid or enforceable, then they shall be severed from this Agreement, and all remaining terms and provisions shall remain enforceable.

21.
Choice of Law, Venue, and Jurisdiction: This Agreement shall be governed by the laws of the State of South Carolina, and any disputes under or challenges to this Agreement must be decided by an appropriate state or federal court in Greenville, South Carolina. You expressly consent to the personal jurisdiction of the South Carolina state and federal courts in Greenville for purposes of challenging or enforcing this Agreement and waive any objections or defenses to personal or subject matter jurisdiction or venue in any such proceeding before any such court.

22.
Entire Agreement: This Agreement constitutes the entire understanding of the parties on the subject hereof and supersedes all prior understandings and instruments on such subjects. This Agreement may not be modified, other than by a written instrument executed by duly authorized representatives of the parties.

23.
Waiver: The Waiver by the Company of any breach of this Agreement by you shall not be effective, unless in writing, and no such waiver with regards to you or any other person under a similar agreement shall operate or be construed as a waiver of the same type of breach or any other breach on a subsequent occasion by you or any other person or entity.

24.	Binding on Successors: This Release is binding on your heirs, executors, administrators, successors, and assigns.

25.	Attorneys’ Fees and Costs: This Release is in full settlement of any claim of attorneys' fees, costs and expenses.

26.
Counterparts: This Agreement may be executed in Counterparts, any one of which need not contain the signatures of more than one party, but all of which, taken together, shall constitute one and the same Agreement.

27.
YOU HAVE THE RIGHT TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING THIS RELEASE AND YOU ARE EXPECTED TO DO SO. YOU HAVE UP TO TWENTY-ONE (21) DAYS TO CONSIDER WHETHER YOU WANT TO ACCEPT THIS PROPOSAL. IF YOU AGREE, ON THE ADVICE OF COUNSEL, TO SIGN THIS RELEASE YOU MAY REVOKE THE RELEASE UP TO SEVEN (7) DAYS AFTER SIGNING IT (THE “REVOCATION PERIOD”) BY DELIVERING WRITTEN NOTICE OF YOUR REVOCATION IN PERSON TO SENIOR VICE PRESIDENT OF HUMAN RESOURCES, MARILYN M. MESSER, AT THE FOLLOWING ADDRESS: 108 FREDERICK STREET, GREENVILLE, SOUTH CAROLINA 29607. ANY REVOCATION SHALL NOT BE EFFECTIVE UNLESS ACTUALLY RECEIVED BY MARILYN M. MESSER WITHIN SEVEN (7) DAYS FOLLOWING THE DATE THAT YOU SIGN THE RELEASE.

28.	Choice of Law: The terms of this Agreement shall be interpreted and governed by the laws of the State of South Carolina.

29.
Internal Revenue Code Section 409A Compliance.  The Agreement is intended to comply with the requirements of Code Section 409A and the Treasury Regulations and other guidance issued thereunder, as in effect from time to time.  To the extent a provision of the Agreement is contrary to or fails to address the requirements of Code Section 409A and related Treasury Regulations, the Agreement shall be construed and administered as necessary to comply with such requirements to the extent allowed under applicable Treasury Regulations until the Agreement is appropriately amended to comply with such requirements.

Thank you for your service to World Acceptance Corporation. We wish you success in your future endeavors.

Sincerely,

A.A. McLean, III
CEO/Chairman of the Board

I accept the terms of the Agreement set forth above.

/s/ Kelly M. Malson

02/03/2014
Date

WITNESSES:                        WITNESSES:

/s/ Marilyn M. Messer                    /s/ Debbie Bolds ___________________
Name                            Name

02/03/2014                        02/03/2014
Date                            Date